UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 30, 2015

MOHEGAN TRIBAL GAMING AUTHORITY

(Exact name of registrant as specified in its charter)

Not Applicable	033-80655	06-1436334
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Mohegan Sun Boulevard, Uncasville, CT		06382
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (860) 862-8000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Mohegan Tribal Gaming Authority (the “Authority”) is governed by a nine-member Management Board, whose members also comprise the Mohegan Tribal Council (the “Tribal Council”), the governing body of the Mohegan Tribe of Indians of Connecticut (the “Tribe”). Any change in the composition of the Tribal Council results in a corresponding change in the Authority’s Management Board. The registered voters of the Tribe elect all members of the Tribal Council.

On August 30, 2015, the Tribe announced the results of the general election wherein four of the nine seats on the Tribal Council were chosen pursuant to staggered term provisions in the Tribe’s Constitution. Cheryl A. Todd, Thayne D. Hutchins, Jr., Mark F. Brown and Joseph W. Smith were elected as members of the Tribal Council. Each of these elected Tribal Council members will serve four-year terms, commencing October 5, 2015.

Cheryl A. Todd, Thayne D. Hutchins, Jr. and Mark F. Brown are currently members of the Tribal Council. Joseph W. Smith will succeed Mark M. Sperry, who did not seek re-election and will remain as a member of the Tribal Council until his successor is seated on October 5, 2015. Information concerning material related transactions between the newly elected Tribal Council members and the Authority, as well as information regarding committees of the Management Board to which these newly elected Tribal Council members will be named after they are seated, was unavailable at the date of this filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOHEGAN TRIBAL GAMING AUTHORITY

Date: September 3, 2015	By:	/s/ Kevin P. Brown
Kevin P. Brown
Chairman, Management Board